Exhibit 99.1

Contacts:

Bruce Tomlinson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
Bruce.Tomlinson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Completes Royalty Transaction with Wellstat Diagnostics

Incline Village, NV, November 5, 2012 –PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced the completion of a structured financing transaction with Wellstat Diagnostics, LLC in which PDL loaned Wellstat $40 million to be used by Wellstat in its development and commercialization of small point of care diagnostic systems that can perform a wide variety of tests targeting the clinical diagnostics market. Wellstat Diagnostics was founded by Samuel J. Wohlstadter, the company's chief executive officer. He was also a founder of Amgen Inc., Applied Biosystems (currently a division of Applera Corporation), IGEN International Inc. (also a diagnostics system company and was acquired by Roche for approximately $1.4 billion), BioVeris Corporation (also a diagnostics system company and was acquired by Roche for approximately $600 million), and Hyperion Catalysis International, Inc.

Frederick Frank, PDL Director

In this transaction, Wellstat was represented by Frederick Frank, a Director of PDL, in his capacity as an investment banker with Peter J. Solomon. Mr. Frank recused himself from deliberations on this transaction and resigned from the PDL Board prior to its completion. PDL's Board of Directors has requested, and Mr. Frank has agreed, to continue as a special advisor to the Board. Mr. Frank has over 50 years of experience on Wall Street and has been involved in numerous financings and merger and acquisition transactions The Company values Mr. Frank's extensive connections within the pharmaceutical and biotech industry sectors and investment community.

“On behalf of the Board, I would like to not only thank Fred for his many contributions to date but to welcome him to his new and important role of Board Advisor. In this new role, Fred will continue to attend PDL Board meetings and to bring new revenue-generating assets to PDL in order to continue to increase value for our shareholders,” stated John P. McLaughlin, president and chief executive officer of PDL. “We are pleased to have the opportunity to support Wellstat with the advancement of their promising diagnostics which have the potential to span many indications. This is a team with a proven and impressive track record of having brought similar and highly successful diagnostics to the market in the past, so we are very optimistic about the future of these products.”

Details of the Transaction

Of the $40 million borrowed, Wellstat Diagnostics will use approximately $11.6 million to repay an existing credit facility between PDL and the holders of Wellstat's equity interests.

Wellstat is required to repay the outstanding principal and a specific target internal rate of return amount to PDL at maturity or upon the occurrence of certain key events such as a sale of Wellstat Diagnostics or substantially all of its assets or if Wellstat Diagnostics misses a specified revenue target for fiscal year 2017.  The loan will be considered repaid at any time the aggregate amount of all payments made by Wellstat to PDL, including interest and any royalty payments, equals specified target internal rates of return set forth in the credit agreement.  The target internal rates of return depend on whether the date of repayment is on or after December 31, 2014, and is higher after December 31, 2014. Outstanding principal under the credit agreement bears interest at the rate of 5.0% per annum, payable quarterly in arrears, in cash or paid-in-kind notes that add to the principal balance. Upon commercialization of Wellstat's diagnostic systems, PDL will receive a low double digit royalty on Wellstat Diagnostics' net revenues. The financing matures at its latest on December 31, 2021.

About Wellstat Diagnostic System in Development

Wellstat Diagnostics is developing a point of care diagnostic system. This system utilizes electrochemiluminescence technology, a technology that can be used as a universal detection platform for clinical applications that currently require the use of multiple technologies and platforms. The system in development is a unitized, self-contained, automated, and exquisitely simple instrument system with accompanying diagnostics. The diagnostic assays in development are contained within a disposable cartridge system, require no user intervention, utilize standard blood collection practices and employ immunoassay as well as nucleic acid detection technologies. Wellstat Diagnostics immunoassay technology would allow for one-step, rapid assay performance providing sensitive and specific results. The nucleic acid technology performs sample processing and amplification within the cartridge, and is designed to achieve the same as or better sensitivity as compared to PCR. The aim of the Wellstat diagnostics platform is to meet the testing needs of the point of care market at a competitive cost per test.

About Wellstat Diagnostics, LLC

Wellstat Diagnostics, LLC is a private company dedicated to the development, manufacture, sale and distribution of small point of care diagnostic systems that can perform a wide variety of tests targeting the clinical diagnostics market. This market includes the testing of patient samples to measure the presence of disease and monitor medical conditions. Wellstat Diagnostics is developing products utilizing electrochemiluminescence technology, which is believed to be ideally suited for the immunodiagnostic and nucleic acid testing market segments of the clinical testing market.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new revenue generating assets and maximizing value for its shareholders. For more information, please visit www.pdl.com.

Forward-Looking Statements

This Press Release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “projects”, “forecasts”, “may”, “should”, variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding product development, product potential or financial performance. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect the businesses of Wellstat and PDL. Important factors that could impair PDL's business are discussed in the risk factors and cautionary statements in filings made by PDL with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and PDL assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.